Exhibit 99.1

NEWS RELEASE

Hardinge Inc. One Hardinge Drive, Elmira, N.Y. 14903

Hardinge Reports First Quarter 2018 Results

ELMIRA, N.Y., May 3, 2018 - Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions and accessories, reported financial results for its first quarter ended March 31, 2018.

Sales, Orders and Backlog for First Quarter
Sales for the first quarter of 2018 increased 24% to $79.9 million driven by higher demand in all regions. Orders of $90.4 million were up 24%. Excluding favorable foreign currency translation of $4.2 million on sales and $5.0 million on orders, sales and orders both increased 17%.
Americas: Sales grew 10% to $21.5 million primarily from increased demand for workholding products. Orders for the region were $24.5 million, up 4% in the quarter, and have fluctuated from quarter to quarter as a result of changes being implemented with sales channel partners.
Europe: Sales in Europe of $21.2 million were up 20% from favorable mix of more complex grinding machines. Orders in the region were up 55% due to strengthening industrial conditions driving higher demand across all product lines. Excluding favorable foreign currency translation of $1.7 million on sales and $2.7 million on orders, sales increased 10% and orders increased 43%.
Asia: Sales of $37.2 million for the quarter were up 36% as strong demand in China was supplemented by high demand in other parts of Asia. Orders of $32.9 million increased 18%. Excluding favorable foreign currency impact of $2.5 million and $2.3 million on sales and orders, respectively, sales were up 27% and orders were up 9%.
Consolidated backlog: Backlog at March 31, 2018 was $144.3 million, up 14% from March 31, 2017.

First Quarter Operating Review

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Gross profit was $28.1 million, an increase of $7.0 million, or 33% from higher sales volume and improved margins. As a percent of sales, gross profit was 35.2%, a 2.4 point improvement over the prior year quarter due to favorable mix.

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Excluding professional services fees of $0.9 million in the current year and $0.1 million of other unusual costs in the prior year, selling, general and administrative (SG&A) expenses increased $2.0 million in the quarter due to higher commissions of $1.0 million related to increased volume, and unfavorable foreign currency translation of $1.0 million.

•	Operating income of $2.6 million increased $4.2 million as a result of higher volume partially offset by unusual costs in the current year. Operating margin expanded 5.6 points to 3.3% of sales.

•	Adjusted Non-GAAP operating income(1) was $4.9 million in the quarter, up significantly from $0.1 million in the prior-year period. Adjusted operating margin was 6.2%, a 6.1 point expansion.

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Hardinge Reports First Quarter 2018 Results
May 3, 2018

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Net income was $1.8 million, or $0.14 per diluted share, up from a $2.0 million loss, or $(0.16) per diluted share in the prior-year period. Adjusted Non-GAAP net income(1) was $4.1 million, or $0.31 per diluted share, a significant increase over last year’s adjusted net loss in the quarter.

(1)Management believes that the use of non-GAAP measures helps in the understanding of the Company's operating performance. See page 8 of this release for the reconciliation tables between reported amounts and non-GAAP measures discussed in this document.

Recent Merger Announcement
On February 12, 2018, Hardinge announced that it had entered into a definitive agreement with affiliates of Privet Fund Management LLC (“Privet”) under which Privet has agreed to acquire Hardinge for $18.50 per share in an all-cash transaction valued at approximately $245 million, subject to approval of Hardinge shareholders and other customary closing conditions.
In light of the announcement, Hardinge will not hold a conference call to discuss these financial results. There is a Special Meeting of Shareholders of Hardinge Inc., scheduled to be held on Tuesday, May 22, 2018, for shareholders to vote on the adoption of the agreement and plan of merger.

About Hardinge
Hardinge is a leading global designer and manufacturer of high precision, computer-controlled machine tool solutions developed for critical, hard-to-machine metal parts, and of technologically advanced workholding accessories. The Company’s strategy is to leverage its global brand strength to further penetrate global market opportunities where customers will benefit from the technologically advanced, high quality, reliable products Hardinge produces. With approximately two-thirds of its sales outside of North America, Hardinge serves the worldwide metal working market. Hardinge’s machine tool and accessory solutions can also be found in a broad base of industries to include aerospace, agricultural, automotive, construction, consumer products, defense, energy, medical, technology, and transportation.
Hardinge applies its engineering design and manufacturing expertise in high performance machining centers, high-end cylindrical and jig grinding machines, SUPER-PRECISION® and precision CNC lathes, and technologically advanced workholding accessories. Hardinge has manufacturing operations in China, France, Germany, India, Switzerland, Taiwan, the United Kingdom, and the United States.
The Company regularly posts information on its website: http://www.hardinge.com.

Safe Harbor Statement
This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management's current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. The Company's actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements.
Certain factors could cause actual results to differ from those anticipated in the forward-looking statements in this release, including the possibility that the proposed transaction with Privet is delayed or does not close, including due to the failure to receive required shareholder approval, due to litigation in respect of the Merger ,due to alternative acquisition proposals, the taking of governmental action (including the passage of legislation) to block the transaction, the failure of Privet to obtain the equity and debt financing or other funds required to finance the transaction, or the failure of other closing conditions, disruptions of our business as a result of the announcement and pursuit of the Merger, the possibility that the expected financial impacts will not be realized, or will not be realized within the expected time period, including as a result of fluctuations in the machine tool business, the cyclical nature of our markets, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of our entry into new product and geographic markets, our ability to manage our operating costs and announced cost reduction initiatives, product liability claims, work stoppages or other labor issues, our ability to execute on our previously announced real estate sale and other restructuring activities, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors’ actions such as price discounting or new product introductions, governmental regulations and environmental matters, loss of key management or other personnel, failure of operating equipment or information technology infrastructure, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations, and other risks and factors described in our quarterly reports on Form 10-Q and annual reports on Form 10-K and in our other filings with the Securities and Exchange Commission or in materials incorporated therein by reference.

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Hardinge Reports First Quarter 2018 Results
May 3, 2018

The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information contact:

Company:	Investor Relations:
Douglas J. Malone Chief Financial Officer Phone: (607) 378-4140	Deborah K. Pawlowski, Kei Advisors LLC Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Hardinge Reports First Quarter 2018 Results
May 3, 2018

HARDINGE INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2018	2017
	(unaudited)

Sales	$79,882	$64,557
Cost of sales	51,744	43,388
Gross profit	28,138	21,169
Gross profit margin	35.2%	32.8%

Selling, general and administrative expenses	20,361	17,574
Research & development	3,281	3,559
Restructuring	1,352	1,436
Other operating expense, net	509	155
Income (loss) from operations	2,635	(1,555)
Operating margin	3.3%	(2.4)%

Other non-operating (income) expense, net	(99)	230
Interest expense	49	105
Interest income	(51)	(40)
Income (loss) before income taxes	2,736	(1,850)
Income tax expense	917	198
Net Income (loss)	$1,819	$(2,048)

Per share data:

Basic earnings (loss) per share:	$0.14	$(0.16)

Diluted earnings (loss) per share:	$0.14	$(0.16)

Cash dividends declared per share:	$—	$0.02

Weighted avg. shares outstanding: Basic	12,941	12,880
Weighted avg. shares outstanding: Diluted	13,066	12,880

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Hardinge Reports First Quarter 2018 Results
May 3, 2018

HARDINGE INC. AND SUBSIDIARIES
 Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31, 2018	December 31, 2017
	(Unaudited)
Assets
Cash and cash equivalents	$39,478	$44,958
Restricted cash	3,712	2,717
Accounts receivable, net	62,136	61,800
Inventories, net	109,445	104,502
Other current assets	9,313	9,076
Assets held for sale	5,770	5,647
Total current assets	229,854	228,700

Property, plant and equipment, net	51,673	50,790
Goodwill	6,646	6,677
Other intangible assets, net	26,340	26,386
Other non-current assets	6,621	6,396
Total non-current assets	91,280	90,249
Total assets	$321,134	$318,949

Liabilities and shareholders’ equity
Accounts payable	27,671	26,362
Accrued expenses	27,502	31,695
Customer deposits	24,623	23,852
Accrued income taxes	1,542	1,370
Total current liabilities	81,338	83,279

Pension and postretirement liabilities	46,255	49,122
Deferred income taxes	5,539	5,217
Other liabilities	2,366	2,405
Total non-current liabilities	54,160	56,744
Commitments and contingencies
Common stock ($0.01 par value, 20,000,000 authorized; shares issued 12,966,148 and 12,963,164)	130	130
Additional paid-in capital	122,546	122,140
Retained earnings	96,702	94,882
Treasury shares (at cost, 2,000 and 0)	(22)	—
Accumulated other comprehensive loss	(33,720)	(38,226)
Total shareholders’ equity	185,636	178,926
Total liabilities and shareholders’ equity	$321,134	$318,949

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Hardinge Reports First Quarter 2018 Results
May 3, 2018

HARDINGE INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2018	2017
	(Unaudited)
Operating activities
Net income (loss)	$1,819	$(2,048)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Impairment	—	1,401
Depreciation and amortization	2,131	2,157
Debt issuance costs amortization	15	32
Deferred income taxes	113	143
(Gain) loss on sale of assets	(63)	(2)
Unrealized foreign currency transaction loss (gain)	137	(387)
Changes in operating assets and liabilities:
Accounts receivable	1,021	9,786
Inventories	(2,963)	(8,208)
Other assets	323	(3,287)
Accounts payable	734	1,056
Customer deposits	91	2,887
Accrued expenses	(7,056)	(4,823)
Accrued pension and postretirement liabilities	(124)	(14)
Net cash used in operating activities	(3,822)	(1,307)

Investing activities
Capital expenditures	(1,417)	(480)
Proceeds from sales of assets	63	3
Net cash used in investing activities	(1,354)	(477)

Financing activities
Proceeds from short-term notes payable to bank	2,454	7,535
Repayments of short-term notes payable to bank	(2,454)	(7,463)
Repayments of long-term debt	—	(762)
Dividends paid	—	(258)
Net cash used in financing activities	—	(948)

Effect of exchange rate changes on cash	691	1,036
Net decrease in cash, cash equivalents, and restricted cash	(4,485)	(1,696)

Cash, cash equivalents, and restricted cash at beginning of period	47,675	31,178

Cash, cash equivalents, and restricted cash at end of period (1)	$43,190	$29,482

(1) Restricted cash is held at various banks to collateralize outstanding letters of credit, which are held by customers as performance, bid, or pre-payment guarantees.

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Hardinge Reports First Quarter 2018 Results
May 3, 2018

Quarterly Sales by Region ($ in thousands)
	Quarter Ended
	March 31, 2018		March 31, 2017		December 31, 2017
Sales to Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	21,499	27%	19,583	10%	28,680	(25)%
Europe	21,173	26%	17,702	20%	28,950	(27)%
Asia	37,210	47%	27,272	36%	32,545	14%
Total	79,882		64,557	24%	90,175	(11)%

Quarterly Orders by Region ($ in thousands)
	Quarter Ended
	March 31, 2018		March 31, 2017		December 31, 2017
Orders from Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	24,503	27%	23,669	4%	23,568	4%
Europe	33,021	37%	21,290	55%	26,745	23%
Asia	32,915	36%	27,987	18%	33,525	(2)%
Total	90,439		72,946	24%	83,838	8%

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Hardinge Reports First Quarter 2018 Results
May 3, 2018

Hardinge believes that providing non-GAAP financial measures such as adjusted loss from operations, adjusted net income, and adjusted earnings per diluted share is important for investors and other readers of Hardinge's financial statements, as they are used as an analytical indicator by Hardinge management to better understand its operating performance.

HARDINGE INC. AND SUBSIDIARIES
Reconciliation of GAAP Income (Loss) from Operations to Non-GAAP Adjusted Income from Operations
(in thousands)

	Three Months Ended March 31, 2018		Three Months Ended March 31, 2017
	Amount	% of Sales	Amount	% of Sales

Income (loss) from operations as reported	$2,635	3.3%	$(1,555)	(2.4)%
Adjustments to reported income from operations:
Restructuring charges	1,352	1.7%	1,436	2.2%
Professional fees for strategic review process	924	1.2%	—	—%
Other adjustments	14	—%	142	0.2%
Non-GAAP income from operations as adjusted	$4,925	6.2%	$23	—%

HARDINGE INC. AND SUBSIDIARIES
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income
(in thousands, except per share data)

	Three Months Ended March 31, 2018		Three Months Ended March 31, 2017
	Amount	EPS	Amount	EPS

Net income (loss) as reported	$1,819	$0.14	$(2,048)	$(0.16)
Adjustments to reported net income (loss), pre-tax: (1)
Restructuring charges	1,318	0.10	1,436	0.11
Professional fees for strategic review process	924	0.07	—	—
Other adjustments	14	—	142	0.01
Non-GAAP net income (loss) as adjusted	$4,075	$0.31	$(470)	$(0.04)

(1) Some items have no tax effect due to full tax valuation allowances in the related jurisdictions.

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